847 Main Street Buffalo, NY 14203 (800) 832-3303 • (716) 855-1068 Fax: (716) 855-1078

February 17, 2005

MINRAD APPOINTS BEDNARSKI EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER

            (Buffalo, New York) MINRAD International (MNRD.OB), a manufacturer of acute care devices and pharmaceuticals (www.minrad.com) announced today the appointment of William L. Bednarski as Executive Vice President & COO. Mr. Bednarski joins MINRAD from Nellcor, Inc., a division of Tyco International Ltd., where he has worked the last twelve years, most recently as Vice President of OEM and Licensing Technology. Nellcor, with over $500 million in U.S. sales, is a leading manufacturer of oximetry and critical care products including a market leading franchise in anesthesia. Bill was recruited to Nellcor from the Ohmeda Monitoring Group of BOC, Inc., where he spent four years as Director of Business Development. Prior to entering the medical device industry, Mr. Bednarksi spent nine years in financial management positions beginning as a Financial Analyst at Ford Motor Company and including Controller of a division of Otis Elevator and Controller of Alpha Wire Corporation. Bill is a graduate of Harvard University and has an MBA in Finance from the Wharton School of Business at the University of Pennsylvania.

Contact: Barrie Carmel
            Communications Manager
            MINRAD Inc.
            716-855-1068 Ext.208
            bcarmel@minrad.com

            This press release contains certain forward looking statements as defined by the Securities Act, including or related to our future results (including certain projections, business trends and assumptions on future financings).

            Assumptions related to forward looking statements involve judgments with respect to among other things, future economic, competitive and market conditions and future business decisions and financings, all of which are difficult or impossible to predict. You should read these statements carefully because they discuss our future expectations, and we believe that it is important to communicate these expectations to our stockholders. However, these statements are only anticipations. Actual events or results may differ materially.

            Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, future financings, performance or achievements. Moreover, we do not assume responsibility for accuracy and completeness of such statements in the future. We do not plan to update any of the forward-looking statements after the date of this press release or to conform such statements to actual results.